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                                                                   EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT



         This Employment Agreement (the "EMPLOYMENT AGREEMENT") is made this _____ day of August, 1999, by and between Neoforma GAR, Inc., a Delaware corporation, (the "COMPANY"), Neoforma, Inc., a Delaware corporation, ("NEOFORMA"), and Erik Tivin of Buffalo Grove, Illinois (the "EMPLOYEE").

                                    RECITALS

         The Company has acquired all of the issued and outstanding securities (the "SECURITIES PURCHASE") of General Asset Recovery, LLC, ("GAR") pursuant to the terms of a certain Securities Purchase Agreement dated July 16th, 1999, which provided for the employment of the Employee by the Company.

         The Company and the Employee acknowledge that the Employee's abilities and services are essential to the prospects of the Company, the Company desires to hire the Employee as its President, and the Employee desires to accept such employment.

         The parties hereto desire to enter into a comprehensive agreement to set forth the terms and conditions pursuant to which the Employee shall be employed by the Company.

         NOW, THEREFORE, in consideration of Employee's employment by the Company, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee, intending to be legally bound, agree as follows:

         1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment, all upon the terms, conditions and covenants set forth in this Employment Agreement which the Company and Employee agree are reasonable.

         2. Duties. The Employee shall serve on a full-time basis as the Company's President, with all powers and duties customarily associated with such title and as are otherwise set forth herein, and shall:

            (a) faithfully and diligently perform the duties of President of the Company, and Vice President of Neoforma, the Company's parent company;

            (b) comply with the overall reasonable business policies established by the Chief Executive Officer (the "CHIEF EXECUTIVE OFFICER") of Neoforma, or by the Board of Directors (the "BOARD OF DIRECTORS") of Neoforma; and

            (c) do all things reasonably within his power to promote, develop, operate and expand the "business of the Company" in a manner designed to meet with the projections set forth on Schedule A hereto. For the purposes of setting forth the duties of the Employee in




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this Section 2, the "business of the Company" shall include, (i) the business operated as GAR prior to its acquisition by the Company, which the Employee agrees to operate in substantially the same manner as it was operated by him prior to such acquisition; (ii) a medical equipment auction business, which may include Neoforma Trade, over which the Employee is given oversight, whether such business is operated directly through the Company or otherwise; and (iii) the asset management business operated by Neoforma prior to the acquisition of GAR by the Company, whether operated through the Company or otherwise.

         The Employee agrees to perform such other related duties as may be delegated to the Employee from time to time by the Chief Executive Officer or by the Board of Directors. The Employee shall devote his full time and reasonable business efforts in the performance of his duties and shall not have any outside employment while employed on a full-time basis by the Company. The Employee shall report directly to the Chief Executive Officer or a similar level executive officer of Neoforma appointed by the Board of Directors, and shall be required to submit a monthly operations report to such Chief Executive Officer or such other officer on or before the fifteenth day of each month with respect to the Company's operations for the prior month. The Employee shall not be required to relocate his base of employment outside of the State of Illinois.

         3. Term. The term of this Employment Agreement shall begin on the date hereof (the "EFFECTIVE DATE") and shall continue until the earlier of December 31, 2001 or the date of any termination hereunder (the "TERM").

         4. Compensation. All compensation paid or payable hereunder shall be deemed to be paid or payable by the Company in accordance with the Company's general policy, as set forth in the Company's written manuals, unless this Employment Agreement specifically states otherwise.

            (a) Salary. During the Term of this Employment Agreement, the Company shall pay to the Employee, in consideration for the services provided by him hereunder, an annual base salary in the minimum of One Hundred Thousand Dollars ($100,000) per year (the "ANNUAL SALARY"), which amount shall be payable in accordance with Neoforma's customary payroll practices and shall be prorated for any partial years of employment hereunder. The Board of Directors shall have the right but not the obligation to increase the amount of the Annual Salary based upon the performance of the Company and the Employee.

            (b) Bonus. As further compensation, provided Employee remains employed by the Company, Employee shall be entitled to receive an annual bonus payable following the completion of each year during the Term, based on the level of sales attained by the Company, which bonus shall be calculated in the manner set forth on Schedule B attached hereto but which shall not be less than Fifty Thousand Dollars ($50,000) per year.

            (c) Stock Options. In consideration of his continued employment hereunder, the Employee shall be granted options to purchase up to Five Hundred Fifty



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Thousand (550,000) shares of the common stock, $0.001 par value, of Neoforma, which options shall be exercisable at a price of $0.10 per share. The options shall vest (i) at a rate of Thirty Three Thousand Three Hundred Thirty Three (33,333) shares per month during each of months one through twelve following the closing date of the Securities Purchase (the "CLOSING Date") (on the same date of each month as the Closing Date), and (ii) at the rate of Four Thousand One Hundred Sixty Seven (4,167) shares per month during each of months thirteen through forty-seven, with the balance of the remaining options to vest in month forty-eight, following the Closing Date (on the same day of each month as the Closing Date). Notwithstanding the foregoing, in the event Employee ceases to be employed by the Company during the term of this Employment Agreement, other than if Employee is terminated by the Company without cause as defined in Section 9, Employee shall forfeit the right to exercise any options which have not yet vested. The options being issued hereunder shall be exercisable for a period of seven years and shall be issued pursuant to Neoforma's 19__ Employee Stock Option Plan.

         5. Benefits. All benefits paid or payable hereunder shall be deemed to be paid or payable by the Company in accordance with the Company's general policy, as set forth in the Company's written manuals, unless this Employment Agreement specifically states otherwise.

            (a) Vacation, Paid Holidays. During the Term, the Employee shall be entitled to take twenty-two (22) days of paid time off, unless otherwise agreed upon by the Employee and the Company. The Employee shall also be entitled to paid absence for all holidays provided by the Company to its other employees plus any other holiday upon which the Company is closed for business. Nothing herein shall prohibit the Company from changing the holidays which it observes hereafter.

            (b) Other Benefits. During the Term, the Employee shall be entitled to participate (to the extent that he is eligible) in all other employee benefits, if any, provided by the Company under the same terms and conditions as provided for its other executive officers including but not limited to: (i) health and disability insurance under such policies or plans as the Company may adopt; (ii) participation in such 401(k) plan as the Company may establish; and
(iii) term life insurance coverage in such amounts and under such policies or plans as the Company may adopt.

            (c) Automobile Allowance. The Employee shall be entitled each month to an automobile allowance in the amount of One Thousand Four Hundred Dollars ($1,400) which shall be used for automobile related expenses incurred by the Employee in the performance of his duties hereunder.

         6. Reimbursement for Expenses. Upon the submission of appropriate invoices or vouchers, the Employee shall be entitled to reimbursement for all reasonable expenses that he incurs in the performance of his duties under this Employment Agreement in furthering the



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business and policies of the Company, such reimbursement to be paid in accordance with Neoforma's customary expense reimbursement practices.

         7. Key Person Life Insurance. The Company shall have the right but not the obligation to maintain and pay for a key person life insurance policy on the life of the Employee, as to which the Company shall be the sole beneficiary and owner. The Employee agrees upon the execution of this Employment Agreement to cooperate fully with the Company and to provide the Company with all necessary documents in order for the Company to obtain such policy.

         8. Withholding. The Company shall withhold or deduct from the Employee's cash compensation any amounts required by law to be so withheld or deducted.

         9. Termination by The Company.

            (a) This Employment Agreement may be terminated by the Company upon the occurrence of any of the following:

                (i) the Employee's death. If the Employee dies during the Term, the Company's obligations under this Employment Agreement shall terminate immediately and the Employee's estate shall be entitled to all arrearages of salary and expenses but shall not be entitled to further compensation unless otherwise specifically provided for under this Employment Agreement.

                (ii) the action by the Board of Directors following the Employee's "disability". For this purpose, "disability" means a physical or mental illness or other incapacity which renders the Employee unable to perform substantially all of his duties for a period of six (6) months. For purposes of this Employment Agreement, disability shall be deemed a continuation of any prior disability if the disability is related to the prior disability and commences within twelve (12) months of the termination of the prior disability. Disability, and any relation to any prior disability, shall be determined by a physician acceptable to the Company and the Employee provided that if the Company and the Employee fail to agree on a mutually acceptable physician, a third physician shall be chosen by each party's physician and any determination by such third physician shall be binding. If the Employee becomes disabled during the Term, the Employee may pursue his rights under any disability plan maintained by the Company.

                (iii) the action of Neoforma's Board of Directors for Cause. "Cause" is defined as the occurrence of any of the following events: (A) fraud, misappropriation, embezzlement or intentional misconduct on the part of the Employee, (B) the Employee's willful failure to substantially perform his duties for the Company when, and to the extent, requested by the Board of Directors, or its lawfully designated representative, to do so and failure to correct same within five (5) business days after notice from the Board of Directors or its lawfully designated representative requesting the Employee to do so, which has a materially



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adverse effect upon the Company, or (C) the Employee's willful breach of any material provision of this Employment Agreement and such breach continues for a period of five (5) business days after notice from the Board of Directors or its lawfully designated representative of such breach. Termination by the Company for cause will be effective immediately upon receipt by the Employee of notice of such termination.

            (b) Termination of Benefits. In the event of any termination by the Company for "cause" pursuant to Section 9 (a) hereof, or any voluntary termination by the Employee, in addition to the termination of the various benefits and compensation payable to the Employee hereunder generally, the benefits provided for pursuant to Section 4 of this Employment Agreement shall, to the extent not yet accrued or vested, automatically cease and terminate, and any and all unvested stock options held by Employee in Neoforma shall automatically expire.

            (c) Survival. Notwithstanding anything else in this Employment Agreement, the provisions of Section 10 (Confidentiality), Section 11 (Non-Competition and Non-Solicitation), Section 12 (Developments), Section 13 (Representations and Warranties) and Section 23 (Equitable Remedies) shall survive the termination of the Employee's employment with the Company, if by the Company, for "cause" or by the Employee. In the event the Employee's employment hereunder is terminated by the Company without cause, or due to the bankruptcy or insolvency of the Company, or due to any material breach of this Employment Agreement by the Company, the only provision of this Employment Agreement which shall survive shall be Section 10 (Confidentiality) to the extent that it deals with Confidential Information of the Company which existed prior to the date of this Employment Agreement.

         10. Confidentiality. During the Term of this Employment Agreement and thereafter, the Employee hereby covenants and agrees that he shall not other than for the benefit of the Company publish, disclose to any third party or in any way use for his own benefit any confidential information ("Confidential Information"), including without limitation, any balance sheet or income statement information (including but not limited to the value, amount or condition of capital assets and/or inventory, sales figures, profitability, etc.), or any other financial data, banking information, credit information, trade secrets, financial statements or related data, customer lists or information pertaining to customers or any unique distribution, manufacturing, marketing and research methods of the Company or its parent or affiliates (or formerly of General Asset Recovery, LLC), and any other Confidential Information concerning the Company's or its parent or affiliate's, business, structure or affairs, (or the business, structure or affairs formerly of General Asset Recovery, LLC). All Confidential Information and copies thereof are the sole property of the Company and Employee shall deliver promptly to the Company at the termination of his employment or at any time as the Board of Directors may request, without retaining copies, any Confidential Information made, compiled, delivered, made available or otherwise obtained by Employee. Employee shall also use his best efforts and exercise utmost diligence to protect and safeguard the Confidential Information of the Company's customers, contractors and others with whom



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the Company has a business relationship, whether learned or acquired by Employee during the course of his employment by the Company.

         The nondisclosure obligations of this Section 10 shall not apply to:
(a) information that may be disclosed generally or is in the public domain through no fault of the Employee; (b) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (c) information approved for release by written authorization of the Company; or (d) information that may be required by law or an order of any court, agency or proceeding to be disclosed. This Section 10 shall remain in effect notwithstanding any termination of this Employment Agreement.

         11. Non-Competition and Non-Solicitation.

             (a) During the time Employee is employed by the Company, Employee shall devote his full time and efforts to the business of the Company and shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company. For a period of eighteen (18) months after the termination of employment with the Company for any reason: (i) Employee shall not hire or attempt to hire any employee of the Company, or assist in such hiring by anyone else, or encourage any employee to terminate his or her employment with the Company; (ii) Employee shall not participate, directly or indirectly, in any capacity, in any business or activity that is in competition with the Company in the medical equipment re-sale industry, medical facility planning industry or in any other business in which the Company is engaged, in any state in which the Company does business; and (iii) Employee shall not cause or assist to cause any of the customers of the Company with whom Employee communicated, dealt with or became acquainted during his term of employment with the Company to enter into contractual arrangements with himself or any other person, firm, partnership, corporation or other company in any business or activity that is in competition with the Company.

             (b) "Blue Pencil" Rule. The Employee and the Company desire that the provisions of this Section 11 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If a court of competent jurisdiction, however, determines that any restrictions imposed on the Employee in this Section are unreasonable or unenforceable because of duration, area of restriction, or otherwise, the Employee and the Company agree and intend that the court shall enforce this
Section 11 to whatever extent the court deems reasonable to effect the intent of this Section 11.

             (c) Legitimate Purpose. The Employee has read carefully all of the terms and conditions of this Section 11 and agrees that the restraints set forth herein (i) are reasonable and necessary to support the legitimate business interests and goodwill of the Company, and (ii) will not preclude the Employee from earning a livelihood during the life of this Section 11.



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         12. Developments. All Confidential Information and all other discoveries, inventions, processes, methods, and improvements conceived, developed, or otherwise made by Employee at any time, alone or with others, and in any way relating to the Company's present or future business or products, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice, during the Term of employment ("DEVELOPMENTS"), shall be the sole property of the Company. Employee agrees to and hereby does assign to the Company all right, title, and interest throughout the world in and to all Developments and agrees to promptly disclose such Developments to the Company and take all such actions reasonably requested by the Company to establish and confirm the Company's ownership of such Developments. Employee agrees that all such Developments shall constitute works made for hire under the copyright laws of the United States and hereby assigns to the Company all copyrights, patents, trademarks and other proprietary rights the Employee may have in such Developments.

         13. Representations and Warranties. Prior to the execution and delivery of this Employment Agreement, the Employee represents and warrants that he has terminated all of his obligations under any other employment agreement or other similar agreement, whether written or oral, with any other party. The Employee has delivered copies of all such employment or other agreements and evidence satisfactory to the Company of the termination of such agreements. The Employee represents and warrants that the execution of this Employment Agreement will not result in a breach of any written agreement to which the Employee is a party or by which the Employee is bound. The Employee covenants and agrees to defend, indemnify and hold harmless the Company, its affiliates and its successors and assigns against any and all claims, damages, liabilities, suits, actions, costs, charges and expenses, including, without limitation, attorneys' fees, resulting from a breach of this Section 13.

         14. Notice. All necessary notices, payments, demands and requests shall be in writing and shall be deemed duly given three (3) days after being mailed by certified mail, postage prepaid, return receipt requested, or when actually received if sent by facsimile, overnight delivery or other means, and addressed as follows:


        Company:             c/o Neoforma, Inc.
                             3255-7 Scott Boulevard
                             Santa Clara, California 95054
                             Attn: Wm. Samuel Veazey, Controller
                             Facsimile: (408) 549-6299

        With a Copy to:      John A. Kostrubanic, Esq.
                             Pepe & Hazard, LLP
                             150 Federal Street, 28th Floor
                             Boston, Massachusetts  02110
                             Facsimile: (617) 695-9255




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        Employee:            Erik Tivin
                             430 Newtown Drive
                             Buffalo Grove, Illinois 60089
                             Facsimile: (847) 255-2922

        With a copy to:      Spencer J. Marks, Esq.
                             Marks, Marks and Kaplan, Ltd.
                             120 North La Salle Street, Suite 3200
                             Chicago, Illinois 60602
                             Facsimile: (312) 332-2952

         Each addressee may change its address or facsimile number for notice by giving notice of change of address or facsimile number in the manner set forth above.

         15. Assignment. This Employment Agreement shall be freely assignable by the Company to, and shall inure to the benefit of and be binding upon, any other entity which shall succeed to the business presently being operated by the Company, but, being a contract for personal services, neither this Employment Agreement nor any rights hereunder shall be assignable by the Employee.

         16. Further Execution. The parties agree to execute all documents necessary to further effectuate the terms of this Employment Agreement.

         17. Litigation. In the event of any dispute respecting this agreement, such dispute shall be resolved in a court of competent jurisdiction in the State of Illinois, and the parties hereto consent to such venue and jurisdiction. Each party shall bear the cost of its own fees and expenses.

         18. Authority. Each party represents that its undersigned representative or corporate officer has all requisite power and authority to enter into this Employment Agreement and to execute any and all instruments and documents on its behalf necessary to and in performance of their respective obligations hereunder.

         19. Counterparts. This Employment Agreement may be executed in separate counterparts, each of which shall be deemed original and all of which together shall constitute one and the same instrument.

         20. Waivers. No waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Employment Agreement, nor any waiver on the part of any party of any provisions or conditions of this Employment Agreement, shall be valid unless made in writing and signed by the party to be charged therewith, and shall be effective only to the extent specifically set forth in such writing. No delay or omission to exercise any right,



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power or remedy inuring to any party, upon any breach or default of any party under this Employment Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies either under this Employment Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         21. Severability. If any provisions of this Employment Agreement shall be held to be invalid or unenforceable to any extent or in any application, then the remainder of this Employment Agreement and such terms and conditions, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Employment Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

         22. Headings. The paragraph headings contained herein are for convenience and reference only, and shall be given no effect in the interpretation of any term or condition of this Employment Agreement.

         23. Equitable Remedies. Each party hereto hereby confirms that damages at law may be an inadequate remedy for the breach or threatened breach of this Employment Agreement and agrees that, in the event of a breach or threatened breach by a party of any provision hereof, the other party's rights and obligations hereunder shall be enforceable by specific performance, injunction, or other equitable remedy, in addition to and not in lieu of any rights to damages at law or other rights provided by statute or otherwise for a breach or threatened breach of any provision hereof. Accordingly, each party hereto hereby waives and agrees not to assert any objection to such equitable relief based upon the purported existence of an adequate remedy at law, notwithstanding that another party may also assert claims for damages at law or other claims as an alternative to, or in addition to, such equitable relief.

         24. Miscellaneous. This Employment Agreement is entered into and shall be construed under the laws of the State of Illinois applicable to contracts made and to be entirely performed within that State. This Employment Agreement shall be amended, modified or terminated only by an instrument in writing, signed by the party or parties to be charged. This Employment Agreement is the entire agreement of the parties relating to the employment of the Employee by the Company and supersedes all previous written or oral agreements.




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         IN WITNESS WHEREOF the parties have executed or caused to be executed this Employment Agreement under seal as of the day and year first above written.



NEOFORMA GAR, INC.                          NEOFORMA, INC.

By:_______________________________          By:_______________________________
   Wayne McVicker, President                   Robert J. Zollars, President and
                                               Chief Executive Officer

EMPLOYEE:

__________________________________
Erik Tivin






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                                   SCHEDULE A
                                       TO
                              EMPLOYMENT AGREEMENT
                   BETWEEN NEOFORMA GAR, INC. AND ERIK TIVIN

                             PERFORMANCE STANDARDS
              PURSUANT TO SECTION 2(C) OF THE EMPLOYMENT AGREEMENT

      The measurement of Employee's performance of his duties as the President of Neoforma GAR, Inc. ("the Company"), and Vice President of Neoforma, Inc., is to do all things reasonably within his power to promote, develop, operate and expand the business of the Company to meet, at a minimum, Net Sales of $2,000,000 for the year ending December 31, 2000, and $2,500,000 for the year ending December 31, 2001. Net Sales is defined as the total amount of sales received by the Company including without limitation any Buyer's Premium, less payments made to the Consignees.

      Failure to achieve the aforestated minimums will constitute a wilful failure to substantially perform Employee's duties for the Company pursuant to
Section 9(a)(iii)(B) of Employee's Employment Agreement to which this Schedule A is attached and incorporated, and the Company will have the option, at its sole discretion, to terminate Employee.



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                                   SCHEDULE B
                                       TO
                              EMPLOYMENT AGREEMENT
                   BETWEEN NEOFORMA GAR, INC. AND ERIK TIVIN

                               BONUS CALCULATIONS
              PURSUANT TO SECTION 4(B) OF THE EMPLOYMENT AGREEMENT

     Employee shall be paid a bonus based upon the total Net Sales achieved by the Company. Net Sales is defined as the total amount of sales received by Neoforma GAR, Inc. including without limitation any Buyer's Premium, less the payments made to the Consignees.

     Notwithstanding anything else contained in the Employment Agreement of Erik Tivin to which this Schedule B is attached and incorporated, bonus to Employee shall be paid at the end of each quarter during each calendar year based upon the total Net Sales the Company has received by the end of the each said quarter.

     Employee's bonus shall be based upon the following schedule of achieved total Net Sales:

          Year 1999 Bonus - Employee shall be paid, at a minimum, his prorata share of the guaranteed bonus of $50,000.

          Year 2000 Bonus - 1.3% of $0.00 to $15,000,000 with a minimum bonus paid of $50,000.

                            2% of $15,000,001 to $20,000,000

                            3% of Net Sales in excess of $20,000,000

          Year 2001 Bonus - 1.33% of $0.00 to $18,000,000 with a minimum bonus paid of $50,000

                            2% of $18,000,001 to $24,000,000

                            3% of Net Sales in excess of $24,000,000






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